EXHIBIT 99.1



NowAuto Announces Record Auto Sales of 341 Vehicles for September Up 15% from August


NowAuto Group (OTC Bulletin Board: NAUG), which owns four auto dealerships in the Southwest and is a Tier I provider of Navicom GPS and GSM products and the Navicom GPS network, today announced results for September auto sales. NowAuto sold 341 vehicles in the month of September, an increase of 15% from the previous month of September.

The auto sales are broken down by locations

     Phoenix, Arizona: 207 vehicles, up 6% from August.
     Sunburst Car Co. 3777 NW Grand Ave., Phoenix, AZ

     Mesa, Arizona: 73 vehicles, up 38% from August.
     1366 W. Broadway, Mesa, AZ

     Tucson, Arizona: 46 vehicles, up 35 % from July.
     2345 S. Craycroft, Tucson, AZ

     Tempe, Arizona: 15 vehicles, up 7% from July.
     814 N. Scottsdale Rd., Scottsdale, AZ

"We are pleased with our results for September. We have seen increased traffic for the auto dealerships as the NowAuto.com name gets a stronger reputation. NowAuto has found a niche market that we will continue to develop. In October, we will have 5 Saturday auto auctions up from the 4 that we had in September." Said Scott Miller, CEO


Statements contained in this release, which are not historical facts, may be considered "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and the current economic environment.

We caution the reader that such forward-looking statements are not guarantees of future performance. Unknown risks, uncertainties, as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.


For Investor Relations contact Finn Walstad of OTCGrowth.com, (253) 564-9254 or CEO@OTCgrowth.com.